Exhibit 99.1

TR-1: Standard form for notification of major holdings

1. Issuer Details

ISIN

IE00BWT6H894

Issuer Name

Flutter Entertainment Public Limited Company

UK or Non-UK Issuer

Non-UK

2. Reason for Notification

An acquisition or disposal of financial instruments

3. Details of person subject to the notification obligation

Name

Candle Lake Limited

City of registered office (if applicable)

Camana Bay, George Town

Country of registered office (if applicable)

Cayman Islands

4. Details of the shareholder

Name	City of registered office	Country of registered office
Lake Michigan Limited	George Town, Grand Cayman	Cayman Islands
LBS Limited	George Town, Grand Cayman	Cayman Islands

5. Date on which the threshold was crossed or reached

29-Dec-2025

6. Date on which Issuer notified

02-Jan-2026

7. Total positions of person(s) subject to the notification obligation

	% of voting rights attached to shares (total of 8.A)	% of voting rights through financial instruments (total of 8.B 1 + 8.B 2)	Total of both in % (8.A + 8.B)	Total number of voting rights held in issuer
Resulting situation on the date on which threshold was crossed or reached	9.493999	5.539971	15.033970	26336677
Position of previous notification (if applicable)	9.767155	0.292961	10.060116

8. Notified details of the resulting situation on the date on which the threshold was crossed or reached

8A. Voting rights attached to shares

Class/Type of shares ISIN code(if possible)	Number of direct voting rights (DTR5.1)	Number of indirect voting rights (DTR5.2.1)	% of direct voting rights (DTR5.1)	% of indirect voting rights (DTR5.2.1)
IE00BWT6H894	16631694	0	9.493999	0.000000

Sub Total 8.A	16631694		9.493999%

8B1. Financial Instruments according to (DTR5.3.1R.(1) (a))

Type of financial instrument	Expiration date	Exercise/conversion period	Number of voting rights that may be acquired if the instrument is exercised/converted	% of voting rights
Sub Total 8.B1

8B2. Financial Instruments with similar economic effect according to (DTR5.3.1R.(1) (b))

Type of financial instrument	Expiration date	Exercise/conversion period	Physical or cash settlement	Number of voting rights	% of voting rights
Total Return Swap	October 17, 2026		Cash	7801310	4.453283
Total Return Swap	March 9, 2026		Cash	1903673	1.086688

Sub Total 8.B2				9704983	5.539971%

9. Information in relation to the person subject to the notification obligation

2. Full chain of controlled undertakings through which the voting rights and/or the financial instruments are effectively held starting with the ultimate controlling natural person or legal entities (please add additional rows as necessary)

Ultimate controlling person	Name of controlled undertaking	% of voting rights if it equals or is higher than the notifiable threshold	% of voting rights through financial instruments if it equals or is higher than the notifiable threshold	Total of both if it equals or is higher than the notifiable threshold
Kenneth Bryan Dart		0.000000	0.000000	0.000000%
Kenneth Bryan Dart	Candle Lake Limited	9.493999	0.000000	9.493999%
Kenneth Bryan Dart		0.000000	0.000000	0.000000%
Kenneth Bryan Dart	Portfolio Services Ltd	0.000000	0.000000	0.000000%
Kenneth Bryan Dart	LBS Limited	0.000000	0.000000	0.000000%
Kenneth Bryan Dart	Lake Michigan Limited	0.000000	0.000000	0.000000%

10. In case of proxy voting

Name of the proxy holder

The number and % of voting rights held

The date until which the voting rights will be held

11. Additional Information

Candle Lake Limited is directly owned by Kenneth B. Dart. LBS Limited and Lake Michigan Limited is wholly owned by Portfolio Services Ltd., all the shares of Portfolio Services Ltd. are owned by Kenneth B. Dart. The increased exposure to the underlying shares is due to cash-settled equity swap agreements entered into by LBS Limited and Lake Michigan Limited, which are companies directly wholly owned by Portfolio Services Ltd., which is a company wholly owned by Kenneth Dart.

12. Date of Completion

02-Jan-2026

13. Place Of Completion

Grand Cayman, Cayman Islands